Exhibit 99.1

Contact:	Kate Dreyer comScore, Inc. (571) 306-6447 press@comscore.com

comScore Provides Update on Nasdaq Listing

RESTON, VA, February 6, 2017–comScore (NASDAQ: SCOR) (“comScore” or the “Company”) today announced that the Company has notified the Nasdaq Hearings Panel (the “Panel”) that the Company will be unable to regain compliance with its Securities and Exchange Act (“SEC”) periodic reporting requirements by the February 23, 2017 deadline set by the Panel.

As previously disclosed, by decision dated October 25, 2016, the Panel determined to provide comScore with conditional listing on the Nasdaq Global Select Market (“Nasdaq”) through February 23, 2017 so as to grant the Company additional time to complete its financial restatement and regain compliance with Nasdaq’s listing requirements.

While comScore has made significant progress toward completing the restatement process, it has determined that the aforementioned deadline will not be met.

The delay primarily relates to the magnitude of work that the Company needs to perform in order to review the Company’s accounting judgments and estimates for transactions that occurred during 2013-2016. Although the Company has made good progress towards this effort, the amount of work, primarily in the revenue area, has taken longer than anticipated. The Company is targeting the summer of 2017 to complete the restatement and become current in filing all of its required SEC periodic reports, although there can be no assurance that the process will be completed by that time.

Gian Fulgoni, co-founder and Chief Executive Officer, commented, “Although we are disappointed that we will not meet Nasdaq’s deadline, we have made significant progress towards the restatement and in strengthening our internal audit and compliance functions. Furthermore, our business fundamentals continue to be strong, underscored by our healthy balance sheet with $116 million in cash. We are confident in our strategy, our roadmap for innovation, our unique data and technology assets, and in the value we deliver to more than 3,000 clients, all of which we believe will drive long-term growth for our Company.”

As a result of the updated timing, comScore’s common stock may be suspended from trading and delisted from Nasdaq. If the Panel makes such a determination, the Company intends to file an appeal with the Nasdaq Listing and Hearing Review Council (the “Listing Council”) requesting that the Listing Council stay any Panel action to suspend comScore’s listing and consider providing comScore with additional time to complete the restatement process while remaining listed on Nasdaq.

Following a possible suspension of trading in comScore’s common stock on Nasdaq, the Company intends that its shares be quoted on the OTC Markets. The Company will continue to work towards completion of the restatement and to regain compliance with its SEC reporting obligations as soon as practicable, at which time the Company will promptly seek to relist its common stock on a major exchange.

About comScore

comScore, Inc. (NASDAQ:SCOR) is a leading cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including, without limitation, comScore’s current progress and timing objectives regarding completion of its accounting restatement and becoming current in its required filings with the SEC; comScore’s inability to file its delinquent required filings with the SEC within the deadline granted by the Panel; any expectation that the Panel will continue to permit comScore’s exception to the Nasdaq Listing Rules; the likelihood that comScore’s common stock will be delisted from The Nasdaq Global Select Market; and an appeal to the Council on the Panel’s decision. These statements involve risks and uncertainties that could cause comScore’s actual results to differ materially, including, but not limited to: the discovery of additional information relevant to the internal review; the conclusions of comScore’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal review; the timing of the review by, and the conclusions of, comScore’s independent registered public accounting firm regarding the internal review and comScore’s financial statements; the risk that the completion and filing of the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 and the Annual Report on Form 10-K for the year ended December 31, 2015 will take longer than expected; the risk that the Panel will reconsider the terms of the deadline granted; and pending litigation and possibility of further legal proceedings adverse to comScore resulting from the restatement or related matter; the costs associated with the restatement; recent changes in comScore’s management; a possible delisting of comScore’s common stock from The Nasdaq Global Select Market; and the Council’s determination on whether to review the Panel’s decision.

The risks included above are not exhaustive. For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and other filings comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site ( http://www.sec.gov ).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.